Exhibit 10.2

INVESTMENT TECHNOLOGY GROUP, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN

VARIABLE COMPENSATION STOCK UNIT AWARD PROGRAM SUBPLAN

1.                                      Purpose

Investment Technology Group, Inc. (the “Company”) established the Investment Technology Group, Inc. Variable Compensation Stock Unit Award Program Subplan (previously titled the Investment Technology Group, Inc. Equity Deferral Award Program Subplan) (the “Program”) as a sub-plan under the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”), effective as of January 1, 2009 (the “Effective Date”).  The Company previously amended and restated the Program, effective August 15, 2011, November 17, 2011, January 1, 2014, February 5, 2014, February 3, 2015 and May 19, 2015.   The Company hereby amends and restates the Program to make certain design changes, effective January 23, 2017.

The purpose of the Program is to provide an additional incentive to selected members of senior management and key employees to increase the success of the Company, by automatically substituting stock units for a portion of the variable compensation to be earned by such persons, which stock units represent an equity interest in the Company to be acquired and held under the Program on a long-term, tax-deferred basis and to otherwise promote the purposes of the Plan.

2.                                      Definitions

Capitalized terms used in the Program but not defined herein shall have the same meanings as defined in the Plan.  In addition to such terms and the terms defined in this Program, the following terms used in the Program shall have the meanings set forth below:

(a)                                 “Actual Reduction Amount” means the amount by which a Participant’s Variable Compensation is reduced, which may be up to 100% of such Variable Compensation, as determined by the Committee.

(b)                                 “Administrator” shall be the person or committee appointed by the Committee to perform the functions, and exercise the authority and responsibilities, set forth in Section 3(b) below.

(c)                                  “Basic Unit” means a Stock Unit together with any Dividend Equivalents credited thereon granted pursuant to Section 6(a) hereof.

(d)                                 “Cause” shall be deemed to exist where a Participant: (i) commits any act of fraud, willful misconduct or dishonesty in connection with the Participant’s employment; (ii)  fails, refuses or neglects to timely perform any material duty or job responsibility and such failure, refusal or neglect is not cured within fifteen (15) business days of receipt of written notice; (iii) commits a material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or any of its Subsidiaries or affiliates or any general written policy or directive of the Company or any of its Subsidiaries or affiliates; (iv) commits a crime involving dishonesty, fraud or unethical business conduct, or a felony; or (v) is expelled or suspended, or is subject to an order temporarily or permanently enjoining the Participant from an area of activity which constitutes a significant portion of the Participant’s activities by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any national securities exchange or any self-regulatory agency or governmental authority, state, foreign or federal; provided, however, within six months prior to, or on or after a Change in Control, “Cause” means “Cause” as defined in a Participant’s Change in Control Agreement or other applicable agreement with the Employing Entity, or if no such agreement exists or the definition of “Cause” is specifically limited to such applicable agreement, “Cause” means the occurrence of any one or more of the following:  (A) the Participant’s willful failure to substantially perform the Participant’s duties with the Employing Entity or the Company (other than any such failure resulting from the Participant’s Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Employing Entity believes that the

Participant has not substantially performed the Participant’s duties, and the Participant has failed to remedy the situation within fifteen (15) business days of such written notice from the Employing Entity; (B) gross negligence in the performance of the Participant’s duties which results in material financial harm to the Employing Entity or the Company; (C) the Participant’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Participant at the expense of the Employing Entity or the Company; (D) the Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Employing Entity or the Company, monetarily or otherwise; or (E) the Participant’s willful material violation of any provision of the Company’s code of conduct.

(e)                                  “Change in Control Termination” means (i) a Participant’s Involuntary Termination within six months prior to the date on which a Change in Control occurs and it is reasonably demonstrated that such termination (A) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (B) otherwise arose in connection with, or anticipation of, a Change in Control or (ii) a Participant’s employment or service is terminated by Involuntary Termination or by the Participant for Good Reason upon or following a Change in Control.

(f)                                   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g)                                  “Disability” shall have the meaning ascribed to such term in section 22(e)(3) of the Code.

(h)                                 “Involuntary Termination” means a Termination of Employment by the Employing Entity for any reason other than Cause (not including death or Disability).

(i)                                     “Matching Unit” means a Stock Unit granted pursuant to Section 6(a) hereof.

(j)                                    “Participant” means any employee who has been selected by the Committee as eligible to participate in the Program.

(k)                                 “Performance-Based Unit” means a Basic Unit or a Matching Unit granted pursuant to Section 6(a) hereof to individuals designated by the Committee that vests based on achievement of certain performance goals specified by the Committee during the performance period designated by the Committee.

(l)                                     “Retirement” means Termination of Employment (other than a termination for Cause) (i) on or after the Participant has reached age 65 or (ii) on or after the date on which (x) the sum of the age of the Participant and the Participant’s years of continuous service with the Employer total 70 or more and (y) the Participant has reached age 55 and has completed at least 10 years of continuous service with the Employer.

(m)                             “Stock Unit” means an award, granted pursuant to Section 8 of the Plan, representing a generally nontransferable right to receive one share of Company Stock at a specified future date, and for Basic Units only, together with a right to Dividend Equivalents to the extent specified in Section 6(e) hereof, and subject to the terms and conditions of the Plan and the Program.  Stock Units are bookkeeping units, and do not represent ownership of Company Stock or any other equity security of the Company.

(n)                                 “Termination of Employment” means termination of a Participant’s employment by the Employing Entity for any reason, including due to death or Disability, immediately after which event the Participant is not employed by the Employer.

(o)                                 “Variable Compensation” means the aggregate amount of discretionary variable compensation awarded to a Participant for a fiscal year before reduction pursuant to this Program and before deferral pursuant to any agreement or any other plan or program of the Employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with section 401(k) of the Code or reduced in accordance with section 125 of the Code and the Stock Unit Award Program Subplan.  Notwithstanding the foregoing, Variable Compensation may also include amounts awarded under the Company’s Pay-for Performance Program if the Committee so determines. In no event shall a Participant’s annual base salary be considered Variable Compensation.

3.                                      Administration

(a)                                             Committee Authority and Discretion.  The Program shall be administered and interpreted by the Committee.  The Committee shall have the authority and discretion under the Program as it has under the Plan, with the terms and conditions relating to the administration of the Plan incorporated herein by reference; provided, however, that terms of the grant of Stock Units hereunder may not be inconsistent with the express terms set forth in the Program.

(b)                                             Administrator.  The Administrator shall perform and exercise ministerial functions under the Program and other authority and responsibilities specifically delegated to it by the Committee, or explicitly set forth in this Program.  Without limiting the foregoing, the Administrator shall have the authority and responsibility to review and approve changes to the Program to facilitate administration of the Program.

(c)                                              Status as Subplan under the Plan.  The Program constitutes a subplan implemented under the Plan, to be administered in accordance with the terms of the Plan.  Accordingly, all of the terms and conditions of the Plan are hereby incorporated by reference, and, if any provision of the Program or a statement or document relating to Stock Units granted hereunder conflicts with a provision of the Plan, the provision of the Plan shall govern.

4.                                      Stock Subject to the Program

Shares of Company Stock delivered upon settlement of Stock Units under the Program shall be shares reserved and available under the Plan.  Accordingly, Stock Units may be granted under the Program if sufficient shares are then reserved and available under the Plan, and the number of shares delivered in settlement of Stock Units hereunder shall be counted against the shares reserved and available under the Plan.  Stock Units granted under the Program in place of compensation under the Plan resulting from an award intended to comply with the applicable requirements of section 162(m) of the Code shall be subject to the annual per-person limitations under the Plan.  Stock Units granted under the Program in place of compensation under the Company’s Pay-for-Performance Incentive Plan shall be subject to annual per-person limitations under the Pay-for-Performance Plan.

5.                                      Mandatory Reduction of Variable Compensation

A Participant’s Variable Compensation to be earned for each calendar year of participation shall be automatically reduced by the Actual Reduction Amount.  In no event will the Actual Reduction Amount for any Participant with respect to any calendar year exceed the amount of the Participant’s Variable Compensation for the applicable calendar year.

6.                                      Grant of Stock Units

(a)                                            Automatic Grant of Stock Units.  Each Participant shall be automatically granted Basic Units on the date the year end Variable Compensation is communicated to the Participants (the “Date of Grant”), in a number equal to the Participant’s Actual Reduction Amount divided by the Fair Market Value of a share of Company Stock on such date.  In addition, unless the Committee determines otherwise, each Participant shall be automatically granted Matching Units on the Date of Grant, in a number equal to 10% of the number of Basic Units granted under this Section 6(a) as of the Date of Grant.  With respect to any Participant paid in foreign currency, the number of Basic Units and Matching Units granted to any such Participant shall be based on such exchange rate as the Company reasonably determines.  All Stock Units shall be credited to Participants on the Date of Grant.

(b)                                             Discretionary Grants.  Notwithstanding any provision of the Program or the Plan to the contrary, the Committee may determine, in its sole discretion, to grant stock options representing a number of shares of Company Stock with a Black Scholes value equal to the Actual Reduction Amount, based on the current Fair Market Value of a share of Company Stock on the Date of Grant, in accordance with, and subject to, such terms and conditions as the Committee deems appropriate.  Furthermore, notwithstanding any provision of the Program or the Plan to the contrary, the Committee may determine, in its sole discretion, to award Stock Units to any Participant at such time or times and subject to such terms and conditions as the Committee deems appropriate.

(c)                                              Vesting; Risk of Forfeiture; Cancellation of Certain Stock Units.

(i)                Regular Vesting. Unless the Committee determines otherwise, Basic Units shall vest in equal annual installments on each of the first, second and third anniversaries of the Date of Grant, if the Participant remains continuously employed by the Employer on each applicable vesting date.  Unless the Committee determines otherwise, Matching Units shall vest 100% on the third anniversary of the Date of Grant, if the Participant remains continuously employed by the Employer through such vesting date.  Except as provided in clauses (ii) through (iv) below, if the Participant’s employment with the Employer terminates for any reason prior to a vesting date, unless the Committee provides otherwise, all unvested Basic Units and Matching Units shall be forfeited to the Company.  Basic Units and Matching Units that vest pursuant to this Section 6(c)(i) shall be settled on the schedule set forth in Section 7(a) below.  Performance-Based Units will vest in accordance with the terms specified by the Committee with respect to an individual grant hereunder.

(ii)                                              Death; Disability.   Notwithstanding any provision of the Program to the contrary, all Basic Units and Matching Units that are not Performance-Based Units shall vest in full and all Performance-Based Units shall vest as if target performance had been achieved at 100%, in each case, at the time a Participant’s employment terminates due to his or her death or Disability, in either case, prior to a Change in Control, and all Basic Units and Matching Units held by such Participant shall be settled within 60 days thereafter.  If the Participant continues to vest in the Participant’s Basic Units and Matching Units in accordance with Section 6(c)(iii) below and dies or incurs a Disability prior to the last vesting date, any remaining Basic Units and Matching Units that have not yet vested and been settled shall be settled within 60 days following the date of the Participant’s death or Disability, as applicable.

(iii)                                           Retirement; Without Cause.   Notwithstanding any provision of the Program to the contrary, if a Participant’s employment is terminated (A) on account of Retirement or (B) by the Employer for any reason other than Cause (but not on account of death or Disability), in each case, prior to a Change in Control, the Committee may, in its sole discretion, determine that, subject to the Participant’s execution and non-revocation of a written release of any and all claims against the Company and all related parties and an agreement containing confidentiality, non-competition, non-solicitation, invention assignment covenants and/or such other restrictions as the Committee determines, on a case-by-case basis, in each case in a form acceptable to the Company, in its sole discretion, the Participant shall continue to vest in all Basic Units and Matching Units as if the Participant continued in employment with the Employer on each applicable vesting date and the Basic Units and Matching Units shall be settled on the schedule set forth in Section 7(a) below; provided that any such arrangement shall be structured in a manner that complies with the applicable requirements of section 409A of the Code.  Notwithstanding any provision of this Section 6(c)(iii) to the contrary, the Committee shall be permitted to delegate its authority under this Section 6(c)(iii) to the Administrator as it deems appropriate.

(iv)                                          Change in Control.  (A)  Vesting of Performance-Based Units. Notwithstanding any provision of the Program to the contrary, in the event of a Change in Control, the performance period with respect to all outstanding Performance-Based Units will end as of the date of the Change in Control and the number of Performance-Based Units payable shall be calculated based on the greater of (I) the Company’s actual performance level achieved with respect to the performance goals as of the occurrence of the Change in Control, or (II) the target performance level as to the performance goals, in either case, upon the occurrence of a Change in Control.  The amount calculated in accordance with the preceding sentence will vest over the remaining performance period on the vesting dates set forth in the individual grant; provided that the Participant remains continuously employed by the Employer through such vesting dates.

(B)                                           Termination of Employment following a Change in Control.  If a Change in Control occurs while the Participant is employed by the Employer and a Participant’s employment is terminated on account of the Participant’s death, Disability, Retirement or a Change in Control Termination following the Change in Control and before the Participant’s outstanding Basic Units and Matching Units are fully vested , all Basic Units and Matching Units shall vest in full upon Termination of Employment and shall be settled within 30 days following the date of the Termination of Employment.

(C)                                           Termination of Employment prior to a Change in Control.

(I)                     To the extent a Change in Control Termination occurs within six months prior to the date on which a Change in Control occurs and the Participant does not continue to vest in accordance with Section 6(c)(iii), the unvested Basic Units and Matching Units will be suspended as of such Change in Control Termination and all unvested Basic Units and Matching Units that were suspended upon the Termination of Employment shall vest immediately prior to the Change in Control.  All Performance-Based Units shall vest in accordance with Section 6(c)(iv)(A) above and all other Basic Units and Matching Units shall vest in full immediately prior to the Change in Control and shall be settled within 30 days following the Change in Control.

(II)                If the Participant’s employment terminated prior to a Change in Control and continues to vest in the Participant’s Basic Units and Matching Units in accordance with Section 6(c)(iii) above, then immediately prior to the Change in Control, all the Performance-Based Units shall vest in accordance with Section 6(c)(iv)(A) above and all other Basic Units and Matching Units shall vest in full immediately prior to the Change in Control.  If the Change in Control is a “change in control event” within the meaning of such term under Section 409A of the Code, then all Basic Units and Matching Units will be settled within 30 days following the Change in Control.  If the Change in Control is not a “change in control event” within the meaning of such term under Section 409A of the Code, any remaining Basic Units and Matching Units that have not yet been settled will not be settled upon the Change in Control but will continue to be settled according to the schedule set forth in Section 7(a)(i) and (ii) below.

(d)                                             Nontransferability.  Stock Units and all rights relating thereto shall not be transferable or assignable by a Participant, other than by will or the laws of descent and distribution, and shall not be pledged, hypothecated, or otherwise encumbered in any way or subject to execution, attachment, or similar process.

(e)                                             Dividend Equivalents on Basic Units.  Dividend Equivalents shall be credited on Basic Units in the manner set forth below for any awards granted hereunder prior to May 19, 2015.  Unless the Committee determines otherwise, no Dividend Equivalent Rights shall be credited on any Basic Units granted hereunder on or after May 19, 2015.  In no event shall Dividend Equivalents be credited with respect to Matching Units.

(i)                             Cash and Non-Company Stock Dividends.  If the Company declares and pays a dividend or distribution on Company Stock in the form of cash or property other than shares of Company Stock, then a number of additional Stock Units shall be credited to each Participant as of the payment date for such dividend or distribution equal to (A) the number of Basic Units credited to the Participant as of the record date for such dividend or distribution multiplied by (B) the amount of cash plus the fair market value of any property other than shares actually paid as a dividend or distribution on each outstanding share of Company Stock at such payment date, divided by (C) the Fair Market Value of a share of Company Stock at such payment date.  Any such additional Stock Units credited to a Participant hereunder shall vest according to the same schedule as the underlying Basic Units to which they relate and shall be settled in accordance with the applicable provisions of the Program.

(ii)                          Company Stock Dividends and Splits.  If the Company declares and pays a dividend or distribution on Company Stock in the form of additional shares of Company Stock, or there occurs a forward split of Company Stock, then a number of additional Stock Units shall be credited to each Participant as of the payment date for such dividend or distribution or forward split equal to (A) the number of Basic Units credited to the Participant as of the record date for such dividend or distribution or split multiplied by (B) the number of additional shares of Company Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Company Stock.  Any such additional Stock Units credited to a Participant hereunder shall vest according to the same schedule as the underlying Basic Units to which they relate and shall be settled in accordance with the applicable provisions of the Program.

(f)                                              Adjustments to Stock Units.  The number of Stock Units credited to each Participant shall be appropriately adjusted, in order to prevent dilution or enlargement of the Participants’ rights with respect to such Stock Units, to reflect any changes in the number of outstanding shares of Company Stock resulting from any event referred to in Section 5(d) of the Plan, taking into account any Stock Units credited to the Participant in connection with such event under Section 6(e) hereof.

7.                                      Settlement

(a)                                            Issuance and Delivery of Shares in Settlement.

(i)                             Except as otherwise provided in Section 6(c) above in the case of a Participant’s Retirement, termination without Cause, death, Disability, or Change in Control Termination, Basic Units shall be settled by issuance and delivery to the Participant (or following his or her death, to the Participant’s designated beneficiary) of a number of shares of Company Stock equal to the number of vested Basic Units credited to the Participant as of the applicable date on which such Basic Units vest, within 30 days after the date on which such Basic Units vest as set forth in Section 6(c) above.

(ii)                          Except as otherwise provided in Section 6(c) above in the case of a Participant’s Retirement, termination without Cause, death, Disability, or Change in Control Termination, Matching Units shall be settled by issuance and delivery to the Participant (or following his or her death, to the Participant’s designated beneficiary) of a number of shares of Company Stock equal to the number of vested Matching Units credited to the Participant as of the applicable date on which such Matching Units vest within 30 days after the date on which such Matching Units vest as set forth in Section 6(c) above.

(iii)                       The Committee may, in its discretion, make delivery of shares hereunder by depositing such shares into an account maintained for the Participant (or of which the Participant is a joint owner, with the consent of the Participant) established in connection with the Company’s Employee Stock Purchase Plan or another plan or arrangement providing for investment in Company Stock and under which the Participant’s rights are similar in nature to those under a stock brokerage account.  In the event there are fractional shares, the Company may settle any fractional share in accordance with Section 19(f) of the Plan.  In no event shall the Company in fact issue fractional shares.  Upon settlement of Stock Units, all obligations of the Company in respect of such Stock Units shall be terminated, and the shares so distributed shall no longer be subject to any restriction or other provision of the Program.

(b)                                            Tax Withholding.  The Employing Entity may deduct from any payment to be made to a Participant an amount to cover federal, state, local, or foreign taxes with respect to the settlement of Stock Units.  Unless the Committee determines otherwise, the Company will withhold from the shares of Company Stock to be distributed in settlement of Stock Units that number of shares having a Fair Market Value, at the settlement date, equal to the amount of such withholding taxes.

(c)                                             No Elective Deferral.  Participants may not elect to further defer settlement of Stock Units or otherwise to change the applicable settlement date under the Program.

8.                                      General Provisions

(a)                                            No Right to Continued Employment.  Neither the Program nor any action taken hereunder, including the grant of Stock Units, will be construed as giving any Participant the right to be retained in the employ of the Employer, nor will it interfere in any way with the right of the Employer to terminate such Participant’s employment at any time.

(b)                                            No Rights to Participate; No Stockholder Rights.  No Participant or employee will have any claim to participate in the Program, and the Company will have no obligation to continue the Program.  A grant of Stock Units will confer on the Participant none of the rights of a stockholder of the Company (including no rights to vote or receive dividends or distributions) until settlement by delivery of Company Stock.

(c)                                             Changes to the Program.  The Committee may amend, alter, suspend, discontinue, or terminate the Program without the consent of the Participants; provided, however, that, without the consent of an affected Participant, no such action shall materially and adversely affect the rights of such Participant with respect to outstanding Stock Units.

(d)                                            Section 409A.  Except to the extent the Committee determines that Stock Units will continue to vest and be settled as provided in Section 6(c)(iii) above, it is intended that the Program and Stock Units issued hereunder be exempt from section 409A of the Code by settling such Stock Units within the short-term deferral exception set forth in the regulations under section 409A of the Code, and the Program and such Stock Units shall be interpreted on a basis consistent with such intent.  If the Committee determines that Stock Units will continue to vest under Section 6(c)(iii) above, to the extent that such determination results in such Stock Units being deemed to constitute deferred compensation subject to the requirements of section 409A of the Code, payment shall only be made under the Program upon an event and in a manner permitted by section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on the Participant under section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, each payment made under the Program shall be treated as a separate payment, and if a payment is not made by the designated payment date under the Program, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any provision of the Program would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Program to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.  In no event shall a Participant, directly or indirectly, designate the calendar year of payment.  The Program may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with section 409A of the Code.

(e)                           Recoupment Policy.  All Stock Units under this Program will be subject to any compensation clawback and recoupment policies that may be applicable to any Participant, as in effect from time to time and as approved by the Committee or Board.

9.                                      Effective Date and Termination of Program

The Program as set forth herein shall become effective as of the Effective Date.  Unless earlier terminated under Section 8(c) hereof, the Program shall terminate at such time after 2009 when no Stock Units previously granted under the Program remain outstanding.

Adopted by the Committee:	October 7, 2008
Revised by the Committee: Amended and Restated by the Committee: Amended by the Committee:	February 9, 2010 August 15, 2011 November 17, 2011
Amended and Restated by the Committee: Amended and Restated by the Committee: Amended and Restated by the Committee: Amended and Restated by the Committee:	January 1, 2014 February 5, 2014 February 3, 2015 May 19, 2015
Amended and Restated by the Committee:	January 23, 2017